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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BellSouth Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Important proxy reminder — please vote your shares!

Dear BellSouth Shareholder:

By now you should have received your Annual Meeting proxy material, including your proxy statement and proxy card. As noted in the proxy statement, the 2004 Annual Meeting of Shareholders will be held on April 26, 2004. As in previous years, all of the proposals to be voted on are important. This year your vote is especially critical because the Directors' proposal to amend the By-laws to provide for the annual election of the members of the Board of Directors requires approval by the owners of 75% of the outstanding shares.

Your vote matters! We encourage you to read your proxy statement and vote your shares as soon as possible.

You can use the original proxy card you received, or the duplicate card included with this letter, to vote your shares by Internet, telephone or mail. Follow the easy instructions on the proxy card to vote in one of these three ways.

If you have questions or need help voting, please call Morrow & Co., our proxy solicitor, at 800-969-2372. If you need another copy of the proxy statement or 2003 Annual Report to Shareholders, you can download them from our website at www.bellsouth.com/investor. Alternatively, you can call 800-969-2372 and a copy will be mailed to you.

Thank you for taking the time to vote your shares.

Sincerely,

Duane Ackerman
Chairman of the Board and Chief Executive Officer

Enclosures

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Important proxy reminder — please vote your shares!